SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 13, 1996.


                                TOSCO CORPORATION
               (Exact name of registrant as specified in charter)


   NEVADA                  1-7910                       95-1865716
(State or other        (Commission                   (IRS Employer
jurisdiction of        File Number)                  Identification
incorporation)                                             No.)



72 CUMMINGS POINT ROAD, STAMFORD, CT                  06902
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code      203-977-1000


(Former name or former address, if changed since last report.)


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 ITEM 9.          SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

     On December 13 and December 17, 1996, Tosco Financing Trust, a Delaware statutory business trust (the "Trust"), sold an aggregate of 6 million 5 3/4% trust convertible preferred securities (the "Convertible Preferred Securities") for a total sales price of $300 million in cash. Tosco Corporation ("Tosco") owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Convertible Preferred Securities were used by the Trust to acquire $300 million of 5-3/4% convertible Junior Subordinated Debentures due December 15, 2026 of Tosco.

     The Convertible Preferred Securities are convertible at any time from and after March 15, 1997 and prior to December 15, 2026 into shares of common stock of Tosco at an initial conversion rate of .50633 shares of Tosco Common Stock for each Convertible Preferred Security (equivalent to a conversion price of $98.75 per share of Tosco Common Stock). The conversion price will be reset if Tosco's agreement to acquire the West Coast petroleum refining, marketing and related supply and transportation assets from Union Oil Company of California is terminated or not consummated on or prior to December 31, 1997.

     The Convertible Preferred Securities were sold to a combination of "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act of 1933) in compliance with Rule 144A, to a limited number of other institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act of 1933) and outside the United States in compliance with Regulation S under the Securities Act. Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Furman Selz LLC acted as placement agents in connection with the sale of the Convertible Preferred Securities.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 27, 1996

                                             TOSCO CORPORATION

                                             By:/S/ Jefferson F. Allen
                                             Name:  Jefferson F. Allen
                                             Title: Executive Vice President